Exhibit (12)

[Letterhead of Paul Hastings LLP]

April 10, 2014

Kayne Anderson MLP Investment Company

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Re:	Information in the N-14 Registration Statement under “Certain United States Federal Income Tax Considerations”

Dear Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form N-14 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by Kayne Anderson MLP Investment Company, a Maryland corporation (“KYN”), you have requested our opinion concerning the information in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations.”

In formulating our opinion, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain representations made by KYN. For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, representations from KYN or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering this opinion, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinion is based on the correctness of the assumptions that all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

Our opinion expressed herein is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, such change may have retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, could adversely affect our conclusions.

Kayne Anderson MLP Investment Company

April 10, 2014

Based upon and subject to the foregoing, it is our opinion that the information in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is a fair and accurate summary of the material U.S. federal tax considerations relevant to potential investors.

Except for the opinion expressly set forth above, we express no other opinions and no opinions should be implied or inferred. Our opinion is limited in all respects to laws and facts existing on the date hereof. We disclaim any obligation to update the opinion expressed herein for events (including changes of law or facts) occurring after the date hereof.

We do not express any opinion concerning any laws of states or jurisdictions other than the federal tax laws of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.

An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service will not successfully take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect. We assume no obligation to advise you of any changes in the law or our opinion subsequent to the delivery of this opinion letter.

This opinion is being rendered to you for your sole use. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Code; the advice was prepared to support the promotion or marketing of the transactions or matters addressed by the written advice; and any person reviewing this discussion should seek advice based on such person's particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Paul Hastings LLP